Exhibit 99.1

PRESS RELEASE

EDUCATIONAL DEVELOPMENT CORPORATION ANNOUNCES

EXTENSION OF CREDIT AGREEMENT WITH BOKF.

Tulsa, OK, October 7, 2024, Educational Development Corporation (the “Company”) announced it has executed the Sixth Amendment (“Amendment”) to the Existing Credit Agreement (“Amendment”) with BOKF, NA (the “Lender”). The Amendment, effective October 3, 2024, extends the maturity date to January 4, 2025 and includes required step downs on the Revolving Loan to $5.5 million by November 30, 2024.

On September 19, 2024 the Company announced the executed Commercial Real Estate Contract (“Contract”) with Partner Holdings (“Buyer”) for the sale of the Company’s headquarters and distribution warehouse located at 5400-5402 South 122nd East Avenue, Tulsa, Oklahoma 74146 (the “Hilti Complex”). The Contract is expected to be completed by January 4, 2025.

“We are pleased with the execution of this amendment as it provides continued borrowing capacity on our line of credit,” said Craig White, President and Chief Executive Officer. “The period of the extension of the Revolving Loan through January 4, 2025 is aligned with the expected timeframe for closing on the sale of the Hilti Complex.”

Mr. White continued, “The funds received from the sale of the Hilti Complex are expected to completely pay off the borrowings under the Revolver and Term Loans outstanding with our Lender and we expect to operate with limited borrowings following the sale of the complex. Selling the Hilti Complex and eliminating our debt and interest payments are expected to have a favorable impact on our profitability and cashflow.”

About Educational Development Corporation (EDC)

EDC began as a publishing company specializing in books for children. EDC is the owner and exclusive publisher of Kane Miller Books (“Kane Miller”); Learning Wrap-Ups, maker of educational manipulatives; and SmartLab Toys, maker of STEAM-based toys and games. EDC is also the exclusive United States MLM distributor of Usborne Publishing Limited (“Usborne”) children’s books. EDC-owned products are sold via 4,000 retail outlets and EDC and Usborne products are offered by independent brand partners who hold book showings through social media, book fairs with schools and public libraries, in individual homes, as well as other in-person events and internet sales.

Contact:

Educational Development Corporation

Craig White, (918) 622-4522

Investor Relations:

Three Part Advisors, LLC

Steven Hooser, (214) 872-2710